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Exhibit 4.33

DATED 5 NOVEMBER 2002

BARFAIR LIMITED

VIRGIN EXPRESS HOLDINGS PLC

THIRD VARIATION AGREEMENT
RELATING TO A FACILITY AGREEMENT

THIRD VARIATION AGREEMENT

DATE: 5 NOVEMBER 2002

PARTIES:

1
BARFAIR LIMITED whose registered office is at 120 Campden Hill Road, London W8 7AR (the "Lender")

2
VIRGIN EXPRESS HOLDINGS PLC (company number 2743543) whose registered office is at 120 Campden Hill Road, London W8 7AR (the "Borrower")

BACKGROUND:

A.
Pursuant to a facility agreement dated 27 September 2000 made between the Borrower and the Lender as amended by a Variation Agreement dated 29 March 2001 and further amended on 23 April 2002 (as so amended, the "Facility Agreement"), the parties have agreed the terms of an uncommitted loan facility of up to an aggregate principal amount of US$32,500,000.

B.
By this Variation Agreement the parties wish to further amend the Facility Agreement.

AGREEMENT:

1
Interpretation

1.1
Unless the contrary intention appears, terms defined in the Facility Agreement shall have the same meanings when used in this Variation Agreement.

1.2
The provisions of Clauses 1.2 and 19 of the Facility Agreement shall also apply to this Variation Agreement as if set out in this Variation Agreement but with all necessary modifications.

2
Conditions Precedent

  The provisions of Clauses 3 and 4 below shall take effect on and from the date (the "Effective Date") on which the Lender receives (in form and substance satisfactory to the Lender) a copy of a resolution of the board of directors of the Borrower certified as a true copy by an officer of the Borrower approving the terms of this Variation Agreement and authorising a named individual or individuals to sign this Variation Agreement on behalf of the Borrower.

3
Amendment and Increase

  On and from the Effective Date the Facility Agreement shall be amended so that it shall be in the form set out in the Appendix to this Agreement.

4
Currency Conversion

  With effect from close of business on 31 August 2002 the currency of the Facility is changed from US Dollars to euro and:

4.1
the principal amount of Outstanding Drawings at that time, being US$27,999,500.00, is hereby converted to a sum in euro of EUR 28,425,888.32;

4.2
the accrued interest at that time, being US$3,288,108.58, is hereby converted to a sum in euro of EUR 3,338,181.30; and

4.3
after 31 August 2002 interest shall be deemed to have accrued in euro at the rate specified in the form of amended Facility Agreement in the Appendix hereto.

5
Costs and Expenses

  The Borrower shall (whether or not the Effective Date occurs) on demand pay to the Lender the amount of all reasonable and proper costs and expenses (including, without limitation, the fees and expenses of the Lender's legal advisers) incurred by the Lender in connection with the preparation, negotiation and execution of this Variation Agreement and any other document referred to in this Variation Agreement or in connection with the variations to the Facility to be made hereby, together with value added tax or any similar tax thereon.

6
Miscellaneous

  The provisions of Clauses 15 (Assignment), 16 (Severability and Partial Invalidity), 17 (No Waivers; Remedies Cumulative) and 20 (Notices) of the Facility Agreement shall apply to this Variation Agreement as if set out in this Variation Agreement, but as if references in those clauses to the Facility Agreement were references to this Variation Agreement.

7
Continuing References

7.1
Except insofar as amended or supplemented hereby, the Facility Agreement will remain in full force and effect.

7.2
References in the Facility Agreement to "this Agreement", "hereof", "hereunder" and expressions of similar import shall, from the Effective Date, be deemed to be references to the Facility Agreement as amended by this Variation Agreement.

8
Security

  The Borrower acknowledges that the Debenture will after the Effective Date continue to secure all of its present and future obligations and liabilities, whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever, to the Lender under the Facility Agreement as amended by this Variation Agreement.

9
Governing Law and Jurisdiction

9.1
This Variation Agreement shall be governed by and construed in accordance with English law.

9.2
The parties hereto irrevocably agree for the benefit of the Lender that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings and to settle any disputes which may arise out of or in connection with this Variation Agreement and for such purpose irrevocably submit to the jurisdiction of such courts.

9.3
The submission to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of the Lender to take proceedings against the Borrower in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

This Variation Agreement has been entered into on the date stated at the beginning of this Variation Agreement.

SIGNED by	)
for and on behalf of BARFAIR	)
LIMITED	)
Director	[ILLEGIBLE]
SIGNED by	)
for and on behalf of	)
VIRGIN EXPRESS HOLDINGS PLC	)
Director	[ILLEGIBLE]

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  Exhibit 4.33
THIRD VARIATION AGREEMENT